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                                                                  EXHIBIT 10(oo)

                        TERM LOAN AND SECURITY AGREEMENT


         THIS TERM LOAN AND SECURITY AGREEMENT(this "AGREEMENT"), is entered into as of December 23, 2002, between MERRIMAC INDUSTRIES, INC., a Delaware corporation, with an address at 41 Fairfield Place, West Caldwell, NJ 07006 (the "BORROWER"), and FLEET NATIONAL BANK (f/k/a/ Summit Bank) (the "BANK"), with an address at 208 Harristown Road, Glen Rock, New Jersey 07452.

         WHEREAS, the Borrower desires to borrow, and the Bank desires to lend money pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Borrower and the Bank, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS.

         All capitalized terms used and not otherwise defined in the body of this Agreement shall have the meanings assigned to them in the Schedule 1. All terms of an accounting character not specifically defined herein shall have meanings given to such terms by GAAP.

2.       LOAN TERMS; AMOUNTS; INTEREST RATES; ETC.

         2.1 TERM LOAN. The Bank agrees, subject to the terms and conditions hereinafter set forth, to make a term loan to the Borrower in the aggregate principal amount of TWO MILLION SEVEN HUNDRED TWENTY THOUSAND DOLLARS ($2,720,000) (the "LOAN" or "TERM LOAN") on the date hereof (the "CLOSING DATE"). The Borrower may not reborrow any principal amounts repaid or prepaid on the Term Loan. The Term Loan shall be evidenced by a Term Loan Note in the form provided to the Borrower by the Bank (together with any attachments thereto and amendments or modifications thereto in effect from time to time, hereinafter referred to as the "NOTE"). The Term Loan shall be for a term commencing on the Closing Date and terminating on December 23, 2009 (the "MATURITY DATE").


         2.2 MATURITY. The Loan will mature on the Maturity Date, at which time all amounts outstanding under the Loan and unpaid interest thereon will automatically be due and payable.




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         2.3 INTEREST RATES; COMPUTATION, LATE FEES AND PAYMENT TERMS.

             (a) TERM LOAN INTEREST RATE. The Term Loan shall bear interest computed daily on the unpaid principal balance at the rate equal to two hundred (200) basis points over and above LIBOR in effect at the time of such borrowing under the Loan for each Interest Period (the "LIBOR Interest Rate"). Notwithstanding any provisions of this paragraph to the contrary, each determination by the Bank of the applicable LIBOR Interest Rate shall be deemed conclusive.

             (b) PRINCIPAL. The principal amount of the Loan shall be payable in monthly installments in accordance with the Note. All unpaid principal and accrued, unpaid interest is due and payable in full by the Borrower to the Bank on the Maturity Date.

             (c) COMPUTING INTEREST. Interest will be calculated on the basis of a year of 360 days for the actual number of days elapsed in each interest period and will be payable in arrears.

             (d) LATE FEES. If the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, the Borrower shall pay to Bank a late fee equal to five percent (5%) of the required payment.

             (e) PAYMENT OF FEES AND EXPENSES. Borrower shall pay on demand all expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection the loan or any other collateral therefore, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

             (f) DEFAULT RATE OF INTEREST. Upon an Event of Default described in
             Section 7.1 (whether or not Bank has accelerated payment of the Note), the unpaid principal of all advances shall, at the option of Bank, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable (the "DEFAULT RATE").

             (g) APPLICATION OF PAYMENTS. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after default, payments will be


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             applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

             (h) PREPAYMENT. LIBOR Loans may be prepaid in whole or in part (each partial prepayment shall be in an amount of $10,000 or any integral multiple thereof) without premium or penalty upon at least three (3) Banking Days irrevocable prior written notice at the end of the then current Interest Period of the LIBOR Loan to be repaid. Notwithstanding the foregoing, if for any reason the Bank received (from any source) any payment of the principal amount due hereunder on a date other than its regularly scheduled payment date with respect to any LIBOR Loan, including without limitation, due to acceleration of the payment date of said amount following the occurrence of an Event of Default, the Borrower shall pay to the Bank upon demand, in addition to principal and interest due hereunder, the amount of any loss and reasonable expense the Bank incurs as a consequence of such prepayment, including, without limitation, the amounts payable to the Bank pursuant to paragraph 2.6(.g) (Indemnity and Yield Maintenance Fee) hereof.

             (i) UNAVAILABILITY OF LIBOR. In the event LIBOR is not available at any time, interest on the outstanding principal balance hereunder shall accrue at the Bank's Prime Rate (as defined below) minus fifty (50 b.p.) basis points; provided however, that following an Event of Default, interest on the outstanding principal balance hereunder shall accrue at the Default Rate.

             (j) MANNER OF PAYMENTS. All payments of principal, interest and other amounts payable hereunder, shall be made to Bank at such place as Bank may, from time to time determine, not later than 1:00 P.M. (New Jersey time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Bank, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

         2.4 CLOSING FEE AND COUNSEL FEE. The Borrower will pay a one-time closing fee of Thirteen Thousand Six Hundred Dollars ($13,600.00) (the "CLOSING FEE"). The Closing Fee will include any fees paid by the Borrower prior to the Closing Date and will not be refundable for any reason. In addition, Borrower shall pay to Bank's counsel all reasonable costs and fees (the "COUNSEL FEE") incurred in connection with the preparation, execution and delivery of the Loan Documents and other documents related thereto.


         2.5 BANKING ACCOUNT. The Borrower agrees to maintain an operating account (hereinafter referred to as the "Fleet Account") at the Bank continuously until the Liabilities due hereunder are paid in full. The Bank shall and is hereby authorized by


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             the Borrower to enter and deposit into the Fleet Account the entire proceeds of the Loan.

         2.6 LIBOR PROVISIONS.

             (a) GENERAL PROVISIONS. If an Event of Default shall occur and continue to exist, any LIBOR Loan shall be automatically converted to the Default Rate at the end of such Interest Period. No LIBOR Loan may be continued as such when any Event of Default shall then exist; rather such LIBOR Loan shall be automatically converted to the Default Rate on the last day of the Interest Period applicable thereto. When the Interest Period for any LIBOR Loan expires within one month of the Maturity Date, such LIBOR Loan shall, upon expiration of such Interest Period, be automatically converted to the Prime Rate minus fifty (50 b.p.) basis points.

             (b) TERM PERIOD. In the event the Loan, or any portion thereof, is converted to a rate of interest based upon the Prime Rate by the operation of this Agreement, the Borrower may elect to convert all of such Loan amount back to a LIBOR Loan in accordance with the terms and conditions of this Agreement. Such conversions to a LIBOR Loan shall only be made on a Banking Day. Notwithstanding the foregoing, no conversion to LIBOR shall occur if a Default or an Event of Default shall then exist or if LIBOR is not available.

             (c) INABILITY TO DETERMINE RATE. If with respect to any Interest Period, the Bank determines that extraordinary circumstances affecting the relevant market make it impracticable to ascertain the interest rate applicable for such Interest Period, the Bank shall promptly notify the Borrower of such determination. If any LIBOR Loan is outstanding on the date of such notice and such notice has not been withdrawn on the last day of the then current Interest Period applicable thereto, the Borrower may on the last day of such Interest Period either convert such LIBOR Loan to the Prime Rate or prepay the outstanding principal balance thereof and accrued interest thereon in full.

             (d) ILLEGALITY. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Bank to make or maintain LIBOR Loans as contemplated by this Agreement, the LIBOR Loan shall be converted to the Prime Rate minus fifty (50 b.p.) basis points on the last day of the Interest Period applicable thereto or within such earlier period as may be required by law.

             (e) REQUIREMENT OF LAW. In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central Bank or other governmental authority, agency or instrumentality:

                 (i) does or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Note or the Loan made hereunder, or change the basis of


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taxation of payments to the Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of any tax presently imposed on the Bank);

                 (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of LIBOR; or

                 (iii) does or shall impose on the Bank any other condition; and the result of any of the foregoing is to increase the cost to the Bank of maintaining the Loan or extensions of credit to the Borrower or to reduce any amount receivable from the Borrower hereunder then, in any such case, the Borrower shall promptly pay to the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable which the Bank deems to be material as determined by the Bank with respect to this Agreement, the Note or the Loan made hereunder. If the Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error.

             (f) CAPITAL ADEQUACY. If after the date hereof, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 30 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this section. A certificate setting forth calculations as to any additional amounts payable pursuant to this paragraph submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error.

             (g) INDEMNITY AND YIELD MAINTENANCE FEE. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (i) a default by the Borrower in payment of the principal of or interest on the Loan, including, but not limited to, any such loss or expense arising from additional interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain the Loan hereunder, (ii) default by the Borrower in making a borrowing or conversion



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after the Borrower has given a notice in accordance with this Agreement or (iii)
default by the Borrower in making any prepayment after the Borrower has given Bank a notice thereof. The Borrower shall pay to the Bank, upon request of the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan; (ii) any failure by Borrower to pay a LIBOR Loan on the date for payment as set forth in the Note; or (iii) any failure by Borrower to borrow a LIBOR Loan on the date specified in the Borrower's written notice. Without limiting the foregoing, Borrower shall pay to the Bank a "yield maintenance fee" in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the LIBOR Interest Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced
United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Interest Period as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon the payment of a LIBOR Loan. If by reason of an Event of Default, the Bank elects to declare the Note to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Loan shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment. A certificate setting forth calculations as to any additional amounts payable pursuant to this paragraph submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error. The covenants contained herein shall survive termination of this Agreement and payment of the Note.

             (f) SURVIVAL. The foregoing provisions of this Section 2.6 shall survive the termination of this Agreement.


3. PLEDGE OF STOCK AND SECURITY INTEREST.

          3.1 PLEDGE OF STOCK. In addition to a security interest in the Collateral (as defined in Section 3.2), Borrower's payment and performance obligations hereunder shall be secured by a first lien on certain shares of capital stock of the Costa Rica Facilities owned by Borrower, as more particularly set forth in that certain pledge agreement of even date herewith (the "Pledge Agreement"). Borrower hereby represents that the shares of stock of each of the Costa Rica Facilities being pledged under the Pledge Agreement represent sixty-five percent (65%) of the issued and outstanding shares of capital stock of each of the Costa Rica Facilities.

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          3.2. GRANT OF SECURITY INTEREST. As security for the full and punctual payment and performance of all Obligations of the Borrower to the Bank, the Borrower hereby grants to the Bank a continuing security interest in all of the assets and personal property of the Borrower, including without limitation, the following property (the "Collateral"): all personal property of the Borrower, including the following, all whether now owned or hereafter acquired or arising and wherever located: (i) accounts (including, without limitation, accounts receivable); (ii) securities entitlements, securities accounts, commodity accounts, commodity contracts and investment property; (iii) deposit accounts; (iv) instruments (including promissory notes); (v) documents (including warehouse receipts); (vi) chattel paper (including electronic chattel paper and tangible chattel paper); (vii) inventory, including raw materials, work in process, or materials used or consumed in Borrower's business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed;
          (viii) goods of every nature, including stock-in-trade and goods on consignment; (ix) equipment, including machinery, vehicles and furniture; (x) fixtures; (xi) commercial tort claims, if any; (xii) letter of credit rights; (xiii) general intangibles, of every kind and description, including payment intangibles, software, computer information, source codes, object codes, records and data, all existing and future customer lists, chooses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xiv) all supporting obligations of all of the foregoing property; (xv) all property of the Borrower now or hereafter in the Bank's possession or in transit to or from, or under the custody or control of, the Bank or any affiliate thereof; (xvi) all cash and cash equivalents thereof; and (xvii) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof. Notwithstanding the foregoing, the Collateral pledged under this Agreement shall not include any (i) property in the possession of or maintained by the Costa Rica Facilities, (ii) contract rights in the "Transaction Agreements" (as such term is defined in that certain Subscription Agreement dated as of February 28, 2002, by and between Borrower, and Dupont Chemical and Energy Operations, Inc., and E.I. Du Pont de Nemours (collectively the "Dupont Companies")), or (iii) any intellectual property arising out of the Transaction Agreements between Borrower and the Dupont Companies on or after the date of this Agreement which is not related to the intellectual property identified on Schedule 4.11, or (iv) any contract rights arising out of the Transaction Agreements between Borrower and the Dupont Companies on or after the date of this Agreement.

          3.3. SPECIFIC REPRESENTATIONS, WARRANTIES AND COVENANTS WITH RESPECT TO COLLATERAL. With respect to the Collateral, Borrower hereby represents and warrants to and covenants with the Bank, as follows:

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                  i. Change in Name or Locations. The Borrower hereby agrees that if the location of the Collateral changes from the locations listed on Schedule 3.3(a) hereto and made part hereof, or if the Borrower changes its name, its type of organization, its state of organization (if Borrower is a registered organization), its principal residence (if Borrower is an individual), its chief executive office (if Borrower is a general partnership or non-registered organization) or establishes a name in which it may do business that is not listed as a tradename on Schedule 3.3(b) hereto, the Borrower will immediately notify the Bank in writing of the additions or changes.

                  ii. Representations and Warranties. Except as disclosed in or permitted under the Loan Agreement, the Borrower represents, warrants and covenants to the Bank that: (a) all information, including its exact name (as it appears on its organizational documents, as amended, filed with the state of its incorporation or formation), type of organization, jurisdiction of organization and chief executive office set forth in this Agreement are true and correct on the date hereof;
         (b) the Borrower has good, marketable and indefeasible title to the Collateral, has not made any prior sale, pledge, encumbrance, assignment or other disposition of any of the Collateral, and the Collateral is free from all encumbrances and rights of setoff of any kind except the lien in favor of the Bank created by this Agreement;
         (c) except as herein provided, the Borrower will not hereafter without the Bank's prior written consent sell, pledge, encumber, assign or otherwise dispose of any of the Collateral or permit any right of setoff, lien or security interest to exist thereon except to the Bank;
         (d) the Borrower will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein; (e) each account and general intangible, if included in the definition of Collateral, is genuine and enforceable in accordance with its terms and the Borrower will defend the same against all claims, demands, setoffs and counterclaims at any time asserted; and (f) at the time any account or general intangible becomes subject to this Agreement, such account or general intangible will be a good and valid account representing a bona fide sale of goods or services by the Borrower and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors, and no such account or general intangible will be subject to any claim for credit, allowance or adjustment by any account debtor or any setoff, defense or counterclaim.

                  iii. Borrower's Covenants. The Borrower covenants that it shall:

                  (a) from time to time and at all reasonable times allow the Bank, by or through any of its officers, agents, attorneys, or accountants, to examine or inspect the Collateral, and obtain valuations and audits of the Collateral, at the Borrower's expense, wherever located. The Borrower shall do, obtain, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Bank may require to vest in and assure to the Bank its rights hereunder and in or to the Collateral, and the proceeds thereof, including waivers from landlords, warehousemen and mortgagees. Upon an Event of Default, the Borrower agrees that the Bank has the right to notify (on invoices or


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         otherwise) account debtors and other obligors or payors on any
         Collateral of its assignment to the Bank, and that all payments thereon should be made directly to the Bank, and that the Bank has full power and authority to collect, compromise, endorse, sell or otherwise deal with the Collateral in its own name or that of the Borrower.;

                  (b) keep the Collateral in good order and repair at all times and immediately notify the Bank of any event causing a material loss or decline in value of the Collateral, whether or not covered by insurance, and the amount of such loss or depreciation;

                  (c) only use or permit the Collateral to be used in accordance with all applicable federal, state, county and municipal laws and regulations; and

                  (d) have and maintain insurance at all times with respect to all Collateral against risks of fire (including so-called extended coverage), theft, sprinkler leakage, and other risks (including risk of flood if any Collateral is maintained at a location in a flood hazard zone) as the Bank may require, in such form, in such amount, for such period and written by such companies as may be satisfactory to the Bank in its sole discretion. Each such casualty insurance policy shall contain a standard Lender's Loss Payable Clause issued in favor of the Bank under which all losses thereunder shall be paid to the Bank as the Bank's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without at least thirty (30) days prior written notice to the Bank and shall insure the Bank notwithstanding the act or neglect of the Borrower. Upon the Bank's demand, the Borrower shall furnish the Bank with duplicate original policies of insurance or such other evidence of insurance as the Bank may require. In the event of failure to provide insurance as herein provided, the Bank may, at its option, obtain such insurance and the Borrower shall pay to the Bank, on demand, the cost thereof. Proceeds of insurance may be applied by the Bank to reduce the Obligations or to repair or replace Collateral, all in the Bank's sole discretion.

                  iv. Negative Pledge; No Transfer. The Borrower will not sell or offer to sell or otherwise transfer or grant or allow the imposition of a lien or security interest upon the Collateral except (a) to the Bank, (b) as permitted in the Loan Agreement, or (c) for sales of inventory and collections of accounts in the Borrower's ordinary course of business. The Borrower will not allow any third party to gain control of all or any part of the Collateral, and will not use any portion thereof in any manner inconsistent with this Agreement or with the terms and conditions of any policy of insurance thereon.

                  v.  For all accounts, Borrower shall:

                  (a) On the Bank's demand, make notations on its books and records showing the Bank's security interest and make available to the Bank shipping and delivery receipts evidencing the shipment of the goods that gave rise to an account, completion certificates or other proof of the satisfactory performance of services that gave rise to an account, a copy of the invoice for each account and copies of any written contract or order from

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         which an account arose. The Borrower shall promptly notify the Bank if an account becomes evidenced or secured by an instrument or chattel paper and upon the Bank's request, will promptly deliver any such instrument or chattel paper to the Bank, including, without limitation, any letter of credit delivered to the Borrower to support a shipment of inventory by the Borrower.

                  (b) Promptly advise the Bank whenever an account debtor refuses to retain or returns any goods from the sale of which an account arose and will comply with any instructions that the Bank may give regarding the sale or other disposition of such returns. From time to time with such frequency as the Bank may request, the Borrower will report to the Bank all credits given to account debtors on all accounts.

                  (c) Immediately notify the Bank if any account arises out of contracts with the United States or any department, agency or instrumentality thereof, and will execute any instruments and take any steps required by the Bank so that all monies due and to become due under such contract shall be assigned to the Bank and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act of 1940, as amended, or other applicable law.

                  (d) At any time after the occurrence of an Event of Default, and without notice to the Borrower, the Bank may direct any persons who are indebted to the Borrower on any Collateral consisting of accounts or general intangibles to make payment directly to the Bank of the amounts due. At any time after the occurrence of an Event of Default, at the request of the Bank, the Borrower will direct any persons who are indebted to the Borrower on any Collateral consisting of accounts or general intangibles to make payment directly to the Bank. The Bank is authorized to collect, compromise, endorse and sell any such Collateral in its own name or in the Borrower's name and to give receipts to such account debtors for any such payments and the account debtors will be protected in making such payments to the Bank. Upon the Bank's written request, the Borrower will establish with the Bank and maintain a lockbox account ("LOCKBOX") with the Bank and a depository account(s) ("CASH COLLATERAL ACCOUNT") with the Bank subject to the provisions of this subparagraph and such other related agreements as the Bank may require, and the Borrower shall notify its account debtors to remit payments directly to the Lockbox. Thereafter, funds collected in the Lockbox shall be transferred to the Cash Collateral Account, and funds in the Cash Collateral Account shall be applied by the Bank, daily, to reduce the outstanding Obligations.

                  vi. Further Assurances. By its signature hereon, the Borrower hereby irrevocably authorizes the Bank to execute (on behalf of the Borrower) and file against the Borrower one or more financing, continuation or amendment statements pursuant to the UCC in form satisfactory to the Bank, and the Borrower will pay the cost of preparing and filing the same in all jurisdictions in which such filing is deemed by the Bank to be necessary or desirable in order to perfect, preserve and protect its security interests. If required by the Bank, the Borrower will execute all documentation necessary for the

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         Bank to obtain and maintain perfection of its security interests in the
         Collateral. If any Collateral consists of letter of credit rights, electronic chattel paper, deposit accounts or supporting obligations not maintained with the Bank or one of its affiliates, or any securities entitlement, securities account, commodities account, commodities contract or other investment property, then at the Bank's request the Borrower will execute, and will cause the depository institution or securities intermediary upon whose books and records the ownership interest of the Borrower in such Collateral appears, to execute such Pledge Agreements, Notification and Control Agreements or other agreements as the Bank deems necessary in order to perfect, prioritize and protect its security interest in such Collateral, in each case in a form satisfactory to the Bank.

                  vii. Remedies. Upon the occurrence of any such Event of Default and at any time thereafter, the Bank may declare all Obligations secured hereby immediately due and payable, without further notice, presentment, demand, declaration, protest or other requirement of any kind, all of which are expressly waived by the Borrower. At any time after the occurrence of any Event of Default, and irrespective of whether the Obligations have been declared due and payable pursuant to the immediately preceding sentence, the Bank shall have, in addition to any remedies provided herein or in the other Loan Documents or by any applicable law or in equity, all the remedies of a secured party under the UCC. The Bank's remedies include, but are not limited to, the right to (a) peaceably by its own means or with judicial assistance enter the Borrower's premises and take possession of the Collateral without prior notice to the Borrower or the opportunity for a hearing, (b) render the Collateral unusable, (c) dispose of the Collateral on the Borrower's premises, (d) require the Borrower to assemble the Collateral and make it available to the Bank at a place designated by the Bank, (e) notify the United States Postal Service to send the Borrower's mail to the Bank, (f) endorse the name of the Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies which are payable to the Borrower and constitute proceeds of the Collateral, (g) sign financing statements in the name of the Borrower, or file financing statements with the Borrower's signature in any relevant state to perfect or maintain the Bank's security interest in any of the Collateral, (h) subrogate to all of the Borrower's interests, rights and remedies in respect to the Collateral, (i) take possession of an sell in a commercially reasonable manner in accordance with applicable law or dispose of any or all of the Collateral at public or private sale without notice or advertisement (if permitted by law) and bid and become purchaser at such sale, and if notice of such sale or of other action by Bank is required by applicable law, Borrower agrees that ten (10) days notice to Borrower shall be sufficient, which Bank and Borrower herewith agree to be commercially reasonable, and (j) apply the proceeds of any disposition of the Collateral available for satisfaction of the Obligations in the order, amounts, and manner which Bank may determine in its sole discretion. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Bank will give the Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of commercially reasonable notice shall be met if such notice is sent to the Borrower at least ten (10) days before the time of the intended sale or disposition. Expenses of retaking, holding, preparing for disposition, disposing or the like shall include the Bank's reasonable attorneys' fees and legal expenses, incurred or expended by the Bank to enforce any payment due it under this Agreement either as against the Borrower, or in the prosecution or defense of any action, or concerning any matter growing out of or connection with the subject matter of this Agreement and the Collateral pledged hereunder. The Borrower waives all relief from all appraisement or exemption laws now in force or hereafter enacted.

                  viii. Power of Attorney. The Borrower does hereby make, constitute and appoint any officer or agent of the Bank as the Borrower's true and lawful attorney-in-fact, with power to (a) endorse the name of the Borrower or any of the Borrower's officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment or Collateral that may come into the Bank's possession in full or part payment of any Obligations; (b) sue for, compromise, settle and release all claims and disputes with respect to, the Collateral; and
         (c) sign, for the Borrower, such documentation required by the UCC, or supplemental intellectual property security agreements; granting to the Borrower's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Borrower might or could do. The Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest, and is irrevocable.

4.       REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

         The Borrower makes the following representations and warranties to the Bank which shall be true and correct as of the date of this Agreement and will continue to remain true and correct so long as any amount remains due under the Note

         4.1 ORGANIZATION, POWER AND AUTHORITY. The Borrower is a corporation duly organized, validly existing and in good standing or subsisting under the laws of the jurisdiction of its organization, and is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction in which such qualification is required by law, other than in those jurisdictions as to which failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts or proposes to transact, to execute and deliver the Loan Documents to which it is a party and to perform the provisions thereof.

         4.2 AUTHORIZATION; ETC. The Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Borrower and each of the Loan Documents constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditor's rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The individuals who represent themselves to the Bank as holding one or more of the following executive officer positions with the Borrower at the time of making a certification hereunder are, and at such times shall be, authorized to execute and deliver on behalf of the Borrower the certifications contemplated under this Agreement to be delivered in the future (each an "AUTHORIZED OFFICER").

         4.3      FINANCIAL STATEMENTS; PROJECTIONS.

                  (a) The Borrower has delivered or caused to be delivered to the Bank copies of the consolidating and consolidated financial statements of the Borrower. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial condition of the Borrower as of the respective dates specified on such consolidated financial statements, and the consolidated results of operations and cash flows for the respective periods so specified, and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto (subject, in the case of any interim financial statements, to the omission of notes thereto and normal year-end adjustments).

                  (b) The Borrower has delivered to the Bank projections of its anticipated financial performance for the period beginning on January 1, 2002 and continuing through December 31, 2004 (the "FINANCIAL PROJECTIONS"). The Financial Projections were prepared in good faith by the Borrower based on assumptions its management believed to be reasonable at the date of their preparation and, in the opinion of management of the Borrower, the underlying assumptions provide a reasonable basis for such Financial Projections.

         4.4 NO MATERIAL ADVERSE CHANGE. Since the most recent balance sheet of the Borrower delivered to the Bank, the Borrower has not suffered any damage, destruction or loss to any Material part of its assets (tangible or intangible), and no event or circumstance has occurred or exists, which individually or in the aggregate has resulted or could reasonably be expected to result in a Material Adverse Effect.

         4.5 NO DEFAULTS, VIOLATIONS OR CONFLICTS; ETC. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (as hereinafter defined) in respect of any of its property or under, corporate charter, by-laws, or similar constituent documents, or any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which it is bound or by which it or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to it, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to it, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  The term "LIEN" shall mean any mortgage, pledge, security interest, bailment, encumbrance, claim, lien, right of set-off or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code.

                  The term "PERMITTED LIENS" means Liens (a) for current taxes and assessments not yet due and payable; (b), if any, reflected on or in the notes to the most recent balance sheet of the Borrower delivered to the Bank on or prior to the Closing Date; (c) securing the payment of taxes or charges of Governmental Authorities not yet delinquent or being contested in good faith by appropriate proceeding, for which adequate reserves are maintained in accordance with GAAP; (d) in the nature of non-exclusive licenses and sublicenses of the Intellectual Property granted to Persons in the ordinary course of business; (e) arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default; (f) in favor of lessors of tangible personal property arising under operating leases, provided that such Liens are limited to the leased property, any improvements made thereto and the proceeds thereof; (g) in favor of or approved in writing by the Bank, or (h) set forth on Schedule 4.5.

         4.6 TITLE TO PROPERTY; LEASES. Except as disclosed on Schedule 4.5, the Borrower has good and sufficient title to, or a valid leasehold interest in, all of its Material properties, including all such properties reflected in the most recent balance sheet of the Borrower delivered to the Bank or purported to have been acquired by the Borrower after the date of said balance sheet (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Permitted Liens.

         4.7 LITIGATION. Except as set forth on Schedule 4.10, there are no actions, suits, proceedings or governmental investigations pending or, to the Borrower's knowledge, threatened against the Borrower in any court or before any arbitrator of any kind or before any Governmental Authority, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.8 TAX RETURNS. The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon them or their properties, assets, income or franchises or withheld by them, including unemployment, social security and similar taxes and all of such taxes, have been either paid or adequate reserves or other provision for the payment thereof have been made in accordance with GAAP, except for any non-filing of returns or reports or any non-payment of taxes or assessments that could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         4.9 EMPLOYEE BENEFIT PLANS. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of ERISA, including minimum funding requirements, and (a) no "Prohibited Transaction" (as defined under ERISA) has occurred with respect to any such plan, (b) no "Reportable Event" (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (c) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (d) no steps have been taken to terminate any such plan. In the event that Borrower shall institute a "defined benefit Plan" (as defined under ERISA), the Borrower shall furnish to the Bank: (i) as soon possible and in any event within thirty (30) days after Borrower or a duly appointed administrator of a defined benefit Plan knows or has reason to know that any "Reportable Event" (as defined under ERISA) has occurred with respect to any defined benefit Plan, a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the PBCG; (ii) promptly after the filing thereof with the United States Department of Labor, the Internal Revenue Service or the PBCG, copies of each annual and other report or notice with respect to each defined benefit Plan; and (iii) promptly after receipt thereof, a copy of any notice Borrower or any other Control Persons may receive from the United States Department of Labor, the Internal Revenue Service or the PBCG with respect to any defined benefit Plan.

         4.10 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 4.10, the Borrower is (or, in respect of prior owned or operated real property, was) in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or had owned or operated, a facility or site, stores or has stored Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the Borrower's knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest in, or any past or present operation of the Borrower that could reasonably be expected to result in a Material Adverse Effect. To the Borrower's knowledge, no release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the Borrower's knowledge has occurred, on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in violation of any Environmental Law that could reasonably be expected to result in a Material Adverse Effect. As used in this Section, "litigation or proceeding" means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other person; "ENVIRONMENTAL LAWS" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment; and the terms "real property," "facility" and "site," when referring to real property, a facility or site leased and not owned by the Borrower, shall refer only to the portion of such real property, facility or site actually or previously leased by the Borrower.

         4.11 INTELLECTUAL PROPERTY. The Borrower owns or has a valid and enforceable right to use all patents and patent rights owned or used by it free and clear of all Liens except Permitted Liens. To its knowledge, the Borrower owns or has a valid and enforceable right to use all trademarks, trade names, service marks, copyrights, and other Intellectual Property (as hereinafter defined), technology, know-how and processes necessary for the conduct of the Borrower's business as currently conducted, in each case, that are Material, free and clear of all Liens except Permitted Liens. Except as disclosed in Schedule 4.11, the Borrower does not own any registered patents, registered trademarks or registered copyrights nor does the Borrower have any applications to register patents, trademarks or copyrights that are pending.

                  The term "INTELLECTUAL PROPERTY" means and includes all of the Borrower's right, title and interest in all patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade names, tradestyles, service marks, goodwill, computer information, computer software, source codes, object codes and trade secrets.

         4.12 USE OF PROCEEDS; MARGIN REGULATIONS. The Borrower will use the proceeds of the Loan only for lawful purposes in accordance with the term of this Agreement. No part of the proceeds of the Loan will be used directly or indirectly for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect, or for any purpose which violates the provisions of the Regulations of such Board of Governors.

         4.13 SOLVENCY. As of the date hereof, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will have sufficient cash flow to enable it to pay its debts as they mature and will not have an unreasonably small amount of capital relative to the Borrower's business and operations.

         4.14 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.10, the Borrower has complied in all material respects with all Laws applicable to it, and to the operation of its business (including any statute, rule or regulation relating to employment practices and pension benefits or to environmental, occupational and health standards and controls), except where failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         4.15 DISCLOSURE. None of the Loan Documents contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents, taken as a whole, not misleading. There is no fact known to the Borrower which, individually or in the aggregate with other facts known to the Borrower, could reasonably be expected to have a Material Adverse Effect, and which has not otherwise been fully set forth in this Agreement, the Addendum, the Schedules hereto or in the Loan Documents. Each of the certificates delivered or to be delivered by the Borrower or any of its officers pursuant to the terms of the Loan Documents will be true, accurate and complete in all material respects as of the date made.

         4.16 BUSINESS. The Borrower is principally engaged in the research, development, manufacture, distribution and sale of electronic and other signal processing equipment and conducts no other substantial businesses or activities.

         4.17 PRINCIPAL PLACE OF BUSINESS. As of the date hereof, the principal place of business of the Borrower is located at 41 Fairfield Place, West Caldwell, New Jersey.

          4.18 REPURCHASE OF COMMON STOCK Since October 7, 1997, Borrower has not repurchased more than Eighty Two Thousand One Hundred (82,100) shares of its common stock at a cost of not more than Five Hundred Seventy Three Thousand Eight Hundred Sixty Six Dollars ($573,866.00).

5.       AFFIRMATIVE COVENANTS.

         The Borrower will comply with the covenants and agreements set forth in this Section 5 from the date of execution of this Agreement until all Obligations have been fully paid and any commitments of the Bank to the Borrower have been terminated.

         5.1 BOOKS AND RECORDS. The Borrower will maintain accurate and complete books and records. The Borrower will give representatives of the Bank access, upon request and during normal business hours in accordance with the provisions of this Section 5.1, to its books and records of account, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank, for examination during normal business hours and in accordance with the provisions of this Section 5.1, copies of any reports, statements or returns which it may make or file with any governmental department, bureau or agency, federal or state. Audits shall be at the expense of the Borrower. So long as neither an Event of Default exists nor the Bank reasonably believes that there has been a Material adverse change in the business or financial condition of the Borrower, the Bank will
                  (i) give reasonable written notice at least one (1) Business Day prior to conducting any examination under this Section 5.1, (ii) not require the Borrower to pay for more than one
                  (1) audit per annum, and (iii) not contact the Borrower's customers unless required to do so by applicable law, rules, or regulations or its own internal policies. Except as permitted under Section 12.11 hereof in connection with an assignment or grant of a participation interest in the Loan or as hereafter provided, the Bank will treat as confidential all non-public information contained in such books and records; provided, however, that (a) the Bank will be permitted to disclose any such confidential information or any other information pertaining to the Borrower that is in the possession or control of the Bank or as may be required or requested by its applicable Governmental Authorities, and (b), if the Bank is required to disclose confidential information pursuant to a court order, subpoena or similar process, prior to disclosure the Bank will (i) promptly provide the Borrower with a copy of the court order or subpoena, (ii) cooperate with the Borrower at the Borrower's expense in obtaining a protective or similar order, and (iii) in any event, disclose only such confidential information as the Bank, with the advice of its counsel, shall deem necessary to comply with such court order or subpoena.

         5.2 FINANCIAL REPORTS. The Borrower shall deliver to the Bank the following financial and other reports of the Borrower:

                  (a) Within ninety (90) days of the Borrower's fiscal year end (for each year under this Agreement), a Report on Form 10-K with all accompanying financial reports and statements, and company prepared consolidating annual financial statements;

                  (b) Within one hundred twenty (120) days of the Borrower's fiscal year end (for each year under this Agreement), copies of the Borrower Annual Report to stockholders;

                  (c) Within sixty (60) days of the end of each fiscal quarter, quarterly reports on Form 10-Q, company prepared consolidating quarterly financial statements, current reports on Form 8-K, proxy statements and any other reports filed with or filings made with the Securities and Exchange Commission. With respect to financial statements included in the reports on Form 10-Q, the chief financial officer of the Borrower shall certify same complete and correct, which certificate shall include a statement (i) of his examination (which shall include a review of the relevant provisions of this Agreement), (ii) that the Company is in compliance with all financial covenants contained in this Agreement, (iii) indicating whether his examination has disclosed the existence of any condition or event which constitutes an Event of Default, and, if so, specifying the nature and period of existence thereof, and
                  (iv) all supporting calculations;

                  (d) Within sixty (60) days of the end of the Borrower's fiscal year end (for each year under this Agreement), an accounts recivable aging report in a form reasonably satisfactory to Bank;

                  (e) Within sixty (60) days of the end of each fiscal quarter, quarterly backlog reports (which shall include shipping dates) for each of the Borrower (excluding Filtran) and Filtran separately, and quarterly accounts receivable aging reports in a form reasonably satisfactory to Bank; and

                  (f) Within ten (10) days after the Bank's request therefor, such additional information regarding the financial condition and affairs of the Borrower as the Bank shall reasonably require.

         5.3 FINANCIAL PROJECTIONS. The Borrower will deliver to the Bank projections, forecasts, financial pro formas and such other information reasonably requested by the Bank from time to time that is in the nature of information presented to the Borrower's Board of Directors or is in the nature of information disclosed to any of the Borrower's existing stockholders or prospective investors, which at a minimum shall include monthly financial projections for the fiscal year ending December 31, 2002, and quarterly financial projections for each year thereafter until all Obligations have been fully paid and any commitments of the Bank to the Borrower have been terminated.

         5.4 PAYMENT OF TAXES AND OTHER CHARGES. The Borrower will pay and discharge all Obligations, when due, all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon them, their income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower will have set aside adequate reserves in accordance with GAAP or made other adequate provision with respect thereto acceptable to the Bank in its reasonable discretion; provided, however, that the Borrower need not pay any such tax or assessment or claims if the nonpayment of all such taxes and assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         5.5 MAINTENANCE OF EXISTENCE, OPERATION AND ASSETS. The Borrower will do all things reasonably necessary to maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business; continue in operation in substantially the same manner as at present; maintain, preserve and keep all its properties, equipment and assets reasonably necessary for its business in good repair, working order and condition, reasonable wear and tear excepted, and make, or cause to be made, all necessary or appropriate repairs, renewals, replacements, substitutions, additions, betterments and improvements thereto so that the efficiency of all such properties and assets shall at all times be properly preserved and maintained.

         5.6 PRESERVATION OF PROPERTY; INSURANCE. The Borrower shall keep and maintain all of its properties in good order and repair; and will maintain with financially sound and reputable insurers, as reasonably determined in good faith by the Borrower, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts as is customary for established companies engaged in the same or similar business and similarly situated, and will deliver to the Bank at least once each year evidence of insurance in form satisfactory to the Bank.

         5.7 COMPLIANCE WITH LAWS. The Borrower will comply in all material respects with all Laws applicable to it and to the operation of its business (including any statute, rule or regulation relating to employment practices and pension benefits or to environmental, occupational and health standards and controls), except where failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         5.8 ADDITIONAL REPORTS. The Borrower will deliver written notice to the Bank promptly after receiving notice or knowledge of the occurrence of any of the following, together with a description of the action that the Borrower is taking or proposes to take with respect thereto: (a) an Event of Default or an event or circumstance that with the passage of time, delivery of notice or both would constitute an Event of Default, (b) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA); (c) any event that could reasonably be expected to have a Material Adverse Effect; or (d) an Equity Event (as hereinafter defined).

                  The term "EQUITY EVENT" means the closing and completion of a private placement of common or preferred stock of the Borrower or equity securities convertible into preferred or common stock of the Borrower, as the case may be, to professional or institutional investors or other investors who may lawfully purchase such securities, including, but not limited to, then existing owners of the Borrower's equity securities, resulting in any net proceeds to the Borrower upon commercially reasonable terms prevailing in the marketplace at the time and negotiated at arm's length.

         5.9 BOARD REPORTS; OBSERVER RIGHTS. The Borrower will deliver to the Bank copies of all regular periodic reports provided by management of the Borrower to its Board of Directors. The Bank shall be entitled to attend meetings of the Board of Directors of the Borrower for the purpose of observing such proceedings, unless such attendance would be inappropriate as determined by the Chairman of the Board of Directors of the Borrower.

         5.10 BANK ACCOUNTS. The Borrower will maintain all of its bank accounts for corporate and related business at the Bank.

         5.11 USE OF PROCEEDS. The Borrower will use the proceeds of the Loan only for lawful purposes in accordance with the uses permitted hereunder and such use shall not contravene any applicable Law.

         5.12 OPINION OF BORROWER'S COUNSEL. The Borrower will cause its counsel to deliver to the Bank on or prior to the Closing Date an opinion in form and substance reasonably satisfactory to the Bank and its counsel.

         5.13 LITIGATION. The Borrower shall promptly notify the Bank of any litigation, actions, proceedings, claims or investigations pending or threatened against the Borrower or any of its Subsidiaries, wherein claimant seeks to recover in excess of $100,000.00 and of the entry of any judgment in excess of $100,000.00 against the Borrower or the entry of any Liens securing any obligation or obligations in excess of $100,000.00 (individually or in the aggregate), other than Permitted Liens, against any of its assets.

          5.14 RELIANCE UPON COSTA RICA FACILITIES. If required in order to avoid an Event of Default under Section 7.1(a), Borrower agrees to apply any monies or proceeds from the Costa Rica Facilities toward the payment of its Obligations due hereunder.

          5.15 FILTRAN AND NOVA SCOTIA BANK. Borrower represents that Filtran maintains certain accounts and has a banking relationship with the Nova Scotia Bank. Borrower hereby consents to Bank contacting and obtaining certain information from the Nova Scotia Bank that the Bank reasonably deems necessary to evaluate the status of Filtran's accounts and relationship with the Nova Scotia Bank. Borrower further agrees to cooperate with and assist Bank with respect to obtaining such information.

6.       NEGATIVE COVENANTS.

         The Borrower will comply with the covenants and agreements set forth in this Section 6 from the date of execution of this Agreement until all Obligations have been fully paid and any commitments of the Bank to the Borrower have been terminated.

         6.1 INDEBTEDNESS. The Borrower shall not create, incur or assume any liability for borrowed money in excess of an aggregate of Two Hundred Thousand Dollars ($200,000.00); provided, however, that, subject to applicable financial covenants of the Borrower in this Agreement, Borrower may incur liabilities up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate per annum for the purchase of new machinery and equipment through direct financing, lease financing or other means, except liabilities heretofore or hereinafter incurred in favor of the Bank.

         6.2 OBLIGATIONS. The Borrower shall not assume, guarantee, endorse or otherwise become liable, in connection with the obligations of any person, firm or corporation except:

                  (i) Liabilities resulting from product warranties made in the ordinary course of business;

                  (ii) Liabilities resulting from its endorsement of items or instruments for deposit or collection in the ordinary course of business; and

                  (iii) Assumptions, guarantees, endorsements or other liabilities for obligations which in the aggregate do not exceed Two Hundred Thousand Dollars ($200,000.00) at any time outstanding, except for a guaranty of the lease obligations relating to the Costa Rica Facilities, which obligations shall not exceed $500,000.00, as more particulalry set forth on
                           Schedule 6.2.

         6.3 SALE/LEASE OF PROPERTY. The Borrower shall not sell, lease, abandon, or otherwise dispose of any part of its properties or assets, except (i) sales of finished goods made to a person, firm or corporation in the ordinary course of business in commercially reasonable and bona fide arm's length transactions for fair consideration, (ii) dispositions of raw materials and finished goods inventory deemed to be obsolete and in respect of which a charge to income has been reflected in the Borrower's financial statements, or (iii) the factoring of certain foreign receivables in the ordinary course of the Borrower's business, unless (1) the Bank is provided at least ten (10) days written notice of such sale, lease or disposition, and (2) the entire amount of proceeds of such sale, lease or disposition is paid to the Bank to reduce the principal amount outstanding under the Loan.

         6.4 OTHER SALE/LEASE OF PROPERTY. The Borrower shall not purchase, lease, or otherwise acquire the properties, assets or real estate, or any interest therein, of any person, firm or corporation, except purchases, leases or other acquisitions of inventory and equipment made in the ordinary course of business in bona fide arm's length transactions.

         6.5 BUSINESS COMBINATION. The Borrower shall not consolidate with, merge into, or participate in any joint venture with, any person, firm or corporation, or permit any person, firm or corporation to consolidate with, merge into or participate in any joint venture with the Borrower without the consent of Bank.

         6.6 SUBSIDIARY. The Borrower shall not create or acquire, or permit the creation or acquisition of, any Subsidiary without the consent of the Bank, which shall not unreasonably be withheld or delayed.

         6.7 SECURITIES. The Borrower shall not purchase or acquire the obligations, securities or stock of, or make loans, advances or capital contributions to, any person, firm or corporation, except:

                  (i) Marketable direct obligations of the United States of America;

                  (ii) Commercial paper issued by corporations conducting substantially all of their business in the United States of America, maturing within 180 days from the date of the original issue thereof, and rated "prime" by the National Credit Office;

                  (iii) Bonds of any state, county, or municipality of the United States of America, (w) which mature within two years from the date of acquisition thereof, and (x) which are not in default as to principal or interest, and (y) which are rated Aa, or better, by Moody's Investors Service, and (z) the interest of which is exempt from federal income tax;

                  (iv) Customer's notes, chattel paper, or the like received as non-cash proceeds of the sale of any inventory in the ordinary course of business;

                  (v)      Certificates of Deposit and Repurchase Agreements;

                  (vi) Repurchase of its common stock, not to exceed in the aggregate the sum of Four Hundred Twenty Six Thousand One Hundred Thirty Four Dollars ($426,134.00) during the term of this Agreement; provided, however, that such repurchase is permitted under Section 6.13; or

                  (vii) Investments described on Schedule 6.7 hereto, which investments shall not exceed in the aggregate at any one time the sum of $2,000,000.

         6.8 LOANS TO INSIDERS. The Borrower shall not make any new loans or advances (individually or in the aggregate exceeding at any one time the sum of $100,000.00) to any of its officers, directors or shareholders, or to any other person, firm or entity.

         6.9 CAPITAL STOCK. The Borrower shall not alter its existing capital stock structure by elections of new classes of stock or otherwise.

         6.10 RECEIVABLES. The Borrower shall not sell, assign, transfer, discount or otherwise dispose of any account receivable or any note receivable with or without recourse, except for collection without recourse in the ordinary course of business.

         6.11 MERGER OR TRANSFER OF ASSETS. The Borrower shall not: (a) merge or consolidate with or into any Person, or (b) lease, sell, transfer or otherwise dispose of its property, assets and business, whether now owned or hereafter acquired, except in the ordinary course consistent with past practice or as contemplated in the financial projections delivered to the Bank prior to the Closing Date.

         6.12 CHANGE IN BUSINESS, MANAGEMENT OR EQUITY OWNERSHIP; CHANGE OF CONTROL.

                  (a) The Borrower shall not engage in any business other than the business specified in Section 4.16, without the prior written consent of the Bank.

                  (b) The Borrower shall not make, suffer or permit any material change (i) in the composition of its current executive management if, as a result of such change, the person then serving as Chief Executive Officer of the Borrower would cease serving in such capacity, unless such change has been approved by one of the individuals, or a majority of the individuals, if more than two, who are then serving on the Borrower's Board of Directors as the designees or representatives of institutional or professional investors that hold shares of the capital stock of the Borrower; or (ii) in the ownership of its capital stock or other similar equity interests, whether through the change of ownership of presently outstanding shares or interests or by means of newly issued shares or interests, except pursuant to (A) Section 6.7, (B) an underwritten public offering of the Borrower's common stock that is registered under the Securities Act of 1933, as amended, or (C) an Equity Event that does not result in a Change of Control.

                  (c) The Borrower will not permit or suffer to occur a Change of Control and will not execute any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, when fully performed by the parties thereto, would result in a Change of Control.

         6.13 DIVIDENDS. The Borrower shall not declare or pay any cash dividends on or make any cash distribution with respect to any class of its equity or ownership or membership interests which would result in a breach of the financial covenants set forth in Section 6.15, or purchase, redeem, retire or otherwise acquire any of its equity or ownership or membership interests other than in connection with employee repurchase agreements entered into by the Borrower pursuant to (i) an Equity Event, or (ii) the grant of stock options, stock grants or options or grants to acquire ownership or membership interests issued to employees under an existing plan approved by the Borrower's Board of Directors (a copy of which has been made available to the Bank).

         6.14 INTELLECTUAL PROPERTY. The Borrower shall not enter into any agreement or undertaking pursuant to which the Borrower assigns for security or grants or agrees to assign for security or grant to any Person a lien or security interest in or otherwise encumber any of the Borrower's present and future right, title and interest in and to (a) any Intellectual Property, (b) the registration of any Intellectual Property,
                  (c) the right to sue for past, present and future infringements of any Intellectual Property, (d) the proceeds of any Intellectual Property, including, without limitation, license royalties and proceeds of infringement suits, or (e) the goodwill associated with any Intellectual Property; provided, however, nothing herein shall restrict or prohibit the Borrower from granting licenses of any Intellectual Property in the ordinary course of business that are not for the purpose of granting security. The Borrower will not enter into any agreement, covenant or undertaking with any Person the terms of which would restrict or prohibit the Borrower from, or would be violated upon, granting or assigning for security to the Bank a lien or security interest in or otherwise encumbering in favor of the Bank or assigning outright to the Bank any Intellectual Property or other rights and benefits described in the preceding sentence. The Borrower will not abandon any Material Intellectual Property registration without the written consent of the Bank. The Borrower will maintain the Intellectual Property in full force and effect until all of the Obligations are satisfied in full except for Intellectual Property rights that expire automatically upon completion of their terms or as otherwise provided in the immediately preceding sentence. Upon request of the Bank after the occurrence and during the continuance of an Event of Default, the Borrower will deliver to the Bank a description of all such Intellectual Property existing at such time.

         6.15 FINANCIAL COVENANTS. Without the prior written consents of the Bank, the Borrower shall not cause, suffer or permit: (1) the Leverage Ratio to exceed 1.1:1.0 at the end of any quarter-annual period during the Borrower's fiscal year; (2) the Tangible Net Worth of the Borrower to be less than $14,500,000.00 at the end of any quarter-annual period during the Borrower's fiscal year, except that this threshold shall be increased on a cumulative basis each quarter in an amount equal to fifty percent (50%) of the net income from the preceding quarter (with no change to the then current threshold if the net income for the preceding quarter is negative); or (3) fail to maintain at the end of each quarter-annual period during the Borrower's fiscal year a minimum Fixed Charge Coverage Ratio for the preceding four fiscal quarters of at least 1.25:1.00. Each of the foregoing financial covenants will be tested for compliance at the end of each calendar month or quarter, as applicable, and the Borrower will report its compliance or non-compliance therewith to the Bank in accordance with the provisions of
                  Section 5.2 of this Agreement.

         6.16 FILTRAN RESTRICTIONS. Borrower shall not assign, transfer, loan or otherwise distribute any funds, monies or property of any kind to Filtran, unless such monies and/or property are transferred, lent, distributed or assigned (i) in the ordinary course of business, and (ii) as part of the vendor/trade relationship between Borrower and Filtran. Notwithstanding the foregoing, in no event shall any of the proceeds of the Loan be transferred, assigned, lent or otherwise distributed to Filtran.

7.       EVENTS OF DEFAULT; REMEDIES.

         7.1 EVENTS OF DEFAULT. The occurrence of any of the following will be deemed to be an "EVENT OF DEFAULT":

                  (a) Payment Default. The Borrower's failure to pay, when due, on demand or at maturity (whether stated or by acceleration), as the case may be, any payment of principal, interest or other charges due and owing to the Bank pursuant to any Obligations of the Borrower to the Bank, which breach remains uncured for a period of ten (10) days from the date such payment is due.

                  (b) Covenant Default. The Borrower shall either (i) default in the performance of, or violate any of, the covenants or agreements contained in Sections 5. or 6., or (ii) default in the performance of, or violate any of the other covenants or agreements contained in this Agreement (other than the Obligation to pay principal and interest on the Note, which shall be governed by Section 7.1(a), or those contained in Sections 5. or 6.) and, if the same are capable of being cured, such default or violation shall continue uncured for a period of thirty (30) consecutive calendar days after written notice thereof is given to the Borrower by the Bank.

                  (c) Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, incorrect or incomplete in any Material respect when made.

                  (d) Bankruptcy or Insolvency. A proceeding shall have been instituted in a court having jurisdiction over the Borrower seeking a decree or order for relief in respect of Borrower in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency reorganization or other similar law and such involuntary case shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive calendar days, or the Borrower shall commence a voluntary case under any such law or consent to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official).

                  (e) Other Default. The occurrence of an Event of Default as defined in the Note or any of the other Loan Documents, subject to any applicable cure periods therein.

                  (f) Default on Other Debt. A default with respect to any other indebtedness of the Borrower for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt.

                  (g) Default on Guarantees. A default with respect to any indebtedness of any Affiliate for which Borrower has guaranteed the payment of such indebtedness, if the effect of such default is to cause or permit the acceleration of such debt.

                  (h) Entry of Judgment. The entry of a final judgment for money damages exceeding One Hundred Thousand Dollars ($100,000.00) against the Borrower and the failure of the Borrower to discharge the judgment within ten (10) consecutive calendar days after the entry of such judgment.

                  (i) Foreclosure on Collateral. The commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing any of the Obligations.

                  (j) Material Adverse Effect. The occurrence of any event or circumstance or any combinations of events or circumstances that alone or taken together results in a Material Adverse Effect.

                  (k) Adverse Change in Business/Financial Condition. If, in the good faith opinion of the Bank, there is any Material adverse change in the Borrower's business or financial condition or if the Bank otherwise reasonably deems itself insecure.

                  (l) Filtran Default. A default with respect to any indebtedness of Filtran for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt.

         7.2 REMEDIES. Upon the occurrence of an Event of Default described in Section 7.1, the principal and accrued interest, all other amounts due and owing on the Loan (if not then due and payable), and all other Obligations owing to Bank shall become due and payable immediately, without presentment, demand, notice, protest, declaration or any other requirement of any kind, all of which the Borrower expressly waives. Upon the occurrence of an Event of Default, and irrespective of whether the Loan has been declared due and payable pursuant to the immediately preceding sentence, the Bank will have all rights and remedies specified in this Agreement, in the Note and other Loan Documents, and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity. Upon the occurrence of an Event of Default, the Bank may notify any Persons who are account debtors of the Borrower to submit all payments in respect of the Borrower's accounts receivable directly to the Bank and shall provide written notice to the Borrower that it has done so. Upon the occurrence of an Event of Default, the Bank's duty to make any further loans pursuant to this Agreement or otherwise shall immediately cease.

         7.3 RIGHTS OF SET-OFF. The Borrower and any Guarantor hereby grant to Bank a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Fleet National Bank and its successors and assigns or in transit to any of them. At any time, without demand or notice, (any such notice being expressly waived by Borrower) Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

8.       CONDITIONS.

         The closing of the Loan (the "CLOSING") shall take place at such place and on such date as the Borrower and the Bank shall mutually agree (the "CLOSING DATE"). The Bank's obligation to make any advance or fund any draw under any Loan is subject to the following conditions as of the date of the advance:

         8.1 NO EVENT OF DEFAULT. No Event of Default or fact, event or circumstance which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.

         8.2 AUTHORIZATION DOCUMENTS. The Bank will have been furnished certified copies of resolutions of the board of directors authorizing the execution of this Agreement, the Note, and other Loan Documents, or other proof of authorization satisfactory to the Bank.

         8.3 RECEIPT OF LOAN DOCUMENTS. The Bank will have received the Loan Documents, and such other instruments and documents that the Bank may reasonably request in connection with the transactions provided for in this Agreement.

         8.4 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Borrower to the Bank will be true and correct in all material respects as of the Closing Date and in all material respects thereafter, except for those representations and warranties that speak as of a specific date, including, but not limited to, the representations and warranties pertaining to financial statements of the Borrower dated prior to such date, which representations and warranties shall be true and correct as of such date.

         8.5 NO LITIGATION. No litigation and no proceeding nor investigation by or before any court, public body, agency or authority is impending or threatened, of which either party is aware, which may have a Material Adverse Effect.

         8.6 PAYMENT OF FEES. The Borrower will have paid to the Bank the Counsel Fee.

         8.7 ORGANIZATIONAL DOCUMENTS. The Bank will have received the following documents:

                  (a) Duly executed and delivered by the Borrower, in a form reasonably satisfactory to the Bank, each of the following:

                           (i)   Term Loan and Security Agreement;

                           (ii)  Term Loan Note;

                           (iii) Pledge Agreement regarding capital stock of the
                                 Costa Rica facilities;

                           (iv) Assignment of Stock Certificate (in blank) and accompanying Stock Certificate; and

                           (v)   UCC-1 Financing Statements.

                  (b) A certified copy of the resolutions of the Board of Directors of the Borrower in a form satisfactory to the Bank, authorizing the execution, delivery and performance of the Loan Documents, the transactions contemplated by such documents and all such other and further actions in connection with this Agreement as designated officers of the Borrower may deem necessary and proper;

                  (c) Certificates by the Secretary of the Borrower as to the incumbency and signatures of the officers of the Borrower designated to sign the Loan Documents;

                  (d) Copy, certified by the Secretary of the Borrower, of its Certificate of Incorporation and Bylaws;

                  (e) Certificate from the Secretary of the State of Delaware as to the good standing of the Borrower;

                  (f) Opinion of Borrower's counsel; and

                  (g) Such other documents as Bank may reasonably require, including, without limitation, financial statements, proofs, and opinions of other professionals.

         8.8 LIENS. Proof, satisfactory to the Bank in form and substance, of the satisfaction, termination and discharge of any Liens, other than Permitted Liens.


         8.9 SECURED CREDITOR INSURANCE. A secured creditor insurance policy, with coverage acceptable to the Bank and naming the Bank as the insured, shall be in full force and effect with the entire premium being paid in advance and in-full by the Borrower.

9.       EXPENSES.

         The Borrower will pay to the Bank, not sooner than five (5) calendar days after the Closing Date, and thereafter on demand, all reasonable and necessary documented costs and expenses, including reasonable fees and expenses of counsel, expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes, incurred by the Bank in connection with (a) the preparation, negotiation and delivery of this Agreement and the other Loan Documents, (b) any amendments, amendments and restatements or other modifications to this Agreement or the other Loan Documents incurred subsequent to the Closing Date, and (c) the Loan or instituting, maintaining, preserving, enforcing and foreclosing the security interest in any of the collateral securing the Loan, whether through judicial proceedings or otherwise.

10.      USURY.

         All agreements between Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Loan Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Loan Agreement to contract in strict compliance with the laws of the State of New Jersey from time to time in effect. If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and the Bank.

11.      INCREASED COSTS.

         Within thirty (30) calendar days following written demand, together with the written evidence of the justification therefore (including in reasonable detail, the calculation thereof), the Borrower will pay to the Bank, all direct increased costs incurred, and any losses suffered or increased payments made by the Bank as a consequence of making the Loan, by reason of any change in law or regulation or the interpretation of any law or regulation imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.

12.      MISCELLANEOUS.

         12.1 NOTICES. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered personally to such party, or by nationally recognized overnight courier service, to the address set forth below or to such other address as any party may give to the other in writing for such purpose:

                  To the Bank:                   To the Borrower:

                  Fleet National Bank            Merrimac Industries, Inc.
                  208 Harristown Road            41 Fairfield Place
                  Glen Rock, New Jersey 07452    West Caldwell, New Jersey 07006
                  Attn:  Richard H. Mady         Attn:  Robert V. Condon

         12.2 PRESERVATION OF RIGHTS. No delay or omission on the part of the Bank to exercise any right or power arising hereunder will impair any such right or power, or be considered a waiver of any such right or power or any acquiescence therein, nor will the action or inaction of the Bank impair any right or power arising hereunder. The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

         12.3 ILLEGALITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         12.4 CHANGES IN WRITING. No modification, amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom, will in any event be effective unless the same is in writing and signed by the Bank and, in the case of amendments and modifications, by the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

         12.5 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         12.6 SIGNATURES; COUNTERPARTS. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts and delivered by telecopier, but all such copies shall constitute one and the same instrument.

         12.7 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the prior written consent of the Bank, and the Bank, at any time, may assign this Agreement in whole or in part in accordance with Section 12.11 hereof.

         12.8 INTERPRETATION. In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or," the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), schedules or exhibits are to those of this Agreement unless otherwise indicated; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by or are entered into in accordance with the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted, and all accounting determinations shall be made, in accordance with GAAP. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

         12.9 INDEMNITY. The Borrower agrees to indemnify each of the Bank, its directors, officers and employees and each legal entity, if any, which controls the Bank (the "INDEMNIFIED PARTIES") and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, all reasonable fees of counsel and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with or arising out of the matters referred to in this Agreement or in the other Loan Documents by any person, entity or Governmental Authority (including any person or entity claiming derivatively on behalf of the Borrower), whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or Governmental Authority, which arises out of or relates to this Agreement, any other Loan Document, or the use of the proceeds of the Loan; provided, that the foregoing indemnity agreement shall not apply to, and the Borrower shall not be liable for, claims, damages, losses, liabilities and expenses to the extent such claims, damages, losses, liabilities and/or expenses are proximately caused by an Indemnified Party's gross negligence, reckless disregard or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of any Loan and assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.

         12.10    TERMINATION; REINSTATEMENT. Except as otherwise provided in
                  Section 9 and Section 12.9 and the other indemnification obligations and waivers under the Loan Documents, this Agreement will terminate upon satisfaction of the following events: (a) payment to the Bank in full (unconditionally and indefeasibly) of all monetary Obligations due hereunder and under the Loan Documents, and (b) the termination of the Bank's commitment to lend under the Loan; provided, however, that this Agreement and the other Loan Documents will, to the maximum extent allowed by applicable law, be reinstated and the Obligations correspondingly increased (as though such payment(s) had not been made) if at any time any amount received by the Bank in respect of any Obligations is rescinded or must otherwise be restored, refunded or returned by the Bank to the Borrower or any other person or entity (i) upon, or as a result of, the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or
                  (ii) upon, or as a result of, the appointment of any receiver, intervenor, conservator, trustee or similar official for the Borrower or for any substantial part of the assets of the Borrower.

         12.11 ASSIGNMENTS AND PARTICIPATION. At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participation in, or otherwise dispose of all or any part of the Bank's interest in the Loan. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower's financial condition, business operations or general creditworthiness, to any person or entity not a competitor of Borrower which may succeed to or participate in all or any part of the Bank's interest in the Loan, provided, that such person or entity agrees to maintain the confidentiality of such information in accordance with customary banking practices.

         12.12 PLEDGE TO FEDERAL RESERVE. Bank may at any time pledge or assign all or any portion of its rights under the loan documents (including any portion of the Note) to any of the twelve (12) Federal Reserve Banks originated under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

         12.13 REPLACEMENT OF NOTE. Upon receipt of an affidavit of an officer of Bank as to the theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise like tenor.

         12.14 COLLATERAL PLEDGE. Bank may transfer Collateral into its name or that of its nominee and may receive the income and any distributions thereon and hold the same as Collateral for the Obligations, or apply the same to any Obligations due, whether or not a default or Event of Default has occurred.

         12.15    GOVERNING LAW.

                  THIS AGREEMENT HAS BEEN DELIVERED TO AND ACCEPTED BY THE BANK AND WILL BE DEEMED TO BE MADE IN THE STATE OF NEW JERSEY. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, EXCLUDING ITS CONFLICT OF LAWS RULES.

         12.16    CHOICE OF FORUM.

                  THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SEATED IN BERGEN COUNTY OR THE DISTRICT OF NEW JERSEY, AND CONSENTS THAT ALL SERVICE OF PROCESS BE SENT PREPAID BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE DIRECTED TO THE BORROWER AT THE BORROWER'S ADDRESS SET FORTH HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED ON THE BUSINESS DAY AFTER DEPOSIT WITH SUCH COURIER; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST THE BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF THE BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. THE BANK AND THE BORROWER AGREE THAT THE VENUE PROVIDED ABOVE IS THE MOST CONVENIENT FORUM FOR BOTH THE BANK AND THE BORROWER. THE BORROWER WAIVES ANY OBJECTION TO VENUE AND ANY OBJECTION BASED ON A MORE CONVENIENT FORUM IN ANY ACTION INSTITUTED UNDER THIS AGREEMENT.

         12.17    WAIVER OF JURY TRIAL.

                  THE BORROWER AND THE BANK (BY ACCEPTANCE OF THIS LOAN AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN

                  CONNECTION THEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION, ANY SPECIAL EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS LOAN AGREEMENT AND MAKE THE LOAN.


         The Borrower acknowledges it has read and understood all the provisions of this agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

                         [PAGE INTENTIONALLY LEFT BLANK]























                            [SIGNATURE PAGE FOLLOWS]

         WITNESS the due execution of this Term Loan Agreement as of the date first written above.



ATTEST:                                         MERRIMAC INDUSTRIES, INC.


/s/ Robert V. Condon                            By: /s/ Mason N. Carter
---------------------------                         ---------------------------
Robert V. Condon, Secretary                         Name: Mason N. Carter
                                                    Title: President and CEO


                                                FLEET NATIONAL BANK


                                                By: /s/ Richard H. Mady
                                                   ----------------------------
                                                    Name: Richard H. Mady
                                                    Title: Senior Vice President

                                 ACKNOWLEDGMENT


STATE OF NEW JERSEY    )
                       )  SS.:
COUNTY OF ESSEX        )


     I, ________________________________________, an Attorney at Law of New
Jersey DO HEREBY CERTIFY that MASON N. CARTER, who is personally known to me to be the same person whose name is subscribed to in the foregoing instrument appeared before me this day in person and acknowledged that he signed, sealed and delivered the said instrument as the free and voluntary act of MERRIMAC INDUSTRIES, INC., for the uses and purposes therein set forth, and that he was duly authorized to execute same on behalf of said Company.

     Given under my hand and notarial seal, this _____ day of December, 2002.





--------------------------------
Name:
Attorney at Law of New Jersey

                                   DEFINITIONS

"AFFILIATE" shall mean, with respect to any Person, (a) any other Person who (either alone or with a group of Persons, and either directly or indirectly through one or more intermediaries) is in control of, is controlled by or is under common control with such Person, (b) any director, officer, partner, employee or agent of such Person, and (c) any member of the immediate family of such Person or any natural Person described in the preceding clauses (a) and
(b). A Person or group of Persons shall be deemed to be in control of another Person when such Person or group of Persons possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

"BANKING DAY" means, in respect of any city or state, any date on which commercial banks are open for business in that city or state.

"BANKRUPTCY CODE" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. -101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

"BUSINESS DAY" means any day other than a Saturday, Sunday, Federal holiday or any other day on which commercial banks are authorized or required to be closed for business in New Jersey.

"CASH EQUIVALENTS" means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof maturing not more than six
(6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six (6) months, issued by the Bank, any affiliate of the Bank or any U.S. commercial bank or any branch or agency of any non-U.S. bank licensed to conduct business in the United States having combined capital and surplus of not less than $250,000,000; (c) commercial paper of any issuer rated at least a-1 by Standard & Poor's Rating Group, a division of McGraw-Hill Companies, or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than three (3) months.

"CHANGE OF CONTROL" means (a) failure of the Control Persons or Affiliates thereof to hold in the aggregate at least fifty percent (50%) of the capital stock of the Borrower, assuming that all convertible securities of the Borrower then outstanding and all convertible securities issuable upon exercise of any warrants, options or other rights outstanding at such time were converted at such time and that all warrants, options or similar rights to acquire shares of the capital stock of the Borrower were exercised at such time, or (b) the acquisition after the date of the Loan Agreement by any Person who is not a Control Person of the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of the Borrower, through beneficial ownership of the capital stock of the Borrower or otherwise.

"CONTROL PERSONS" means the Person or Persons who as of the date of the Loan Agreement hold more than fifty (50%) of the capital stock of the Borrower, assuming that all convertible securities of the Borrower then outstanding and all convertible securities issuable upon exercise of any warrants, options or other rights outstanding at such time were converted at such time and that all warrants, options or similar rights to acquire shares of the capital stock of the Borrower were exercised at such time.

"COSTA RICA FACILITIES" means Industrias Merrimac Incorporada, S.R.L. and Multi-Mix(R) Microtechnology, S.R.L.

"CURRENT ASSETS" means all current assets of the Borrower determined in accordance with GAAP and as shown on the balance sheet of the Borrower delivered to the Bank pursuant to Sections 5.2 and 5.3 of the Loan Agreement.

"CURRENT LIABILITIES" means all current liabilities of the Borrower minus deferred revenues of the Borrower, in each case, determined in accordance with GAAP and as shown on the balance sheet of the Borrower delivered to the Bank pursuant to Sections 5.2 and 5.3 of the Loan Agreement.

"DEMAND DEPOSIT ACCOUNT" means the demand deposit account established and maintained by Borrower with Bank pursuant to Section 2.4(b).

"EBITDA" means net income plus taxes, interest expense, depreciation, amortization, principal repayments on loans due from Filtran and other subsidiaries less cash.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"FILTRAN" means Filtran Microcircuits, Inc. the Borrower's Subsidiary located in Canada.

"FIXED CHARGE COVERAGE RATIO" means net income plus taxes, interest expense, depreciation, amortization, principal repayments on loans due from Filtran and other subsidiaries less cash, taxes, dividends, and unfunded capital expenditures divided by interest expense and principal payments on long-term debt.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable in the circumstances as of the date of determination.

"GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock of capital ownership or otherwise, by any of the foregoing. any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

"INTEREST PERIOD" shall mean, with respect to any LIBOR Loan:

          (1) periods of thirty (30), sixty (60), or ninety (90) days each (or such other period as may be mutually agreed by Bank and Borrower), with the initial period commencing on the Closing Date and ending on the 30th, 60th or 90th day thereafter; and

          (2) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending on the 30th, 60th, or 90th day thereafter; provided that the foregoing provisions relating to Interest Periods are subject to the following:

                  (a) if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day; and

                  (b) any Interest Period that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month.

"LAW" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

"LEVERAGE RATIO" means the ratio of total liabilities (excluding liabilities of Filtran) to Tangible Net Worth.

"LIBOR" shall mean, as applicable to any LIBOR Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one-hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan as selected by Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

"LIBOR LOAN" shall mean each portion of the Loan having the same Interest
Period.

"LOAN AGREEMENT" means the Agreement between the Borrower and the Bank to which this Schedule 1 has been affixed and incorporated, as the same may be amended, amended and restated or otherwise modified from time to time in accordance with its terms.

"LOAN DOCUMENTS" shall mean this Agreement (including the Addendum, the Riders and the Schedules hereto), the Note, Pledge Agreement and all other documents and instruments executed and delivered in connection herewith or related hereto are collectively referred to as the "Loan Documents".

"MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Borrower and its subsidiaries, if any, taken as a whole.

"MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Borrower taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under the Loan Documents or the Warrant Agreement (as defined hereinafter), or (c) the enforceability of the Loan Agreement, the Note or any of the other Loan Documents.

"OBLIGATION" shall mean and includes the Term Loan, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of Fleet National Bank, of any kind or nature, present or future

(including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee,
(v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys' fees and expenses.

"PERSON" shall mean an individual, sole proprietorship, corporation, partnership (general or limited), trust, business trust, limited liability company, unincorporated organization or association, joint venture, joint-stock company, Governmental Authority, or any other entity of whatever nature.

"PBCG" means the Pension Benefit Guaranty Corporation, its successor or any other entity that shall perform the functions previously performed by PBCG.

"PRIME RATE" means the rate of interest per annum generally announced by the Bank from time at its main office as a means of pricing certain of its loans to its customers, from which other borrowing rates may be determined or, if the Bank ceases to announce its prime rate or its prime rate otherwise becomes unavailable for any reason, the prime rate published in the Wall Street Journal. The Prime Rate is not tied to any external rate or index and does not necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers of the Bank. If and when the Prime Rate changes, the rate of interest on the Loans bearing interest at the Prime Rate will change automatically without notice to the Borrower, effective on the date of any such change.

"SUBSIDIARY" of a Person means any corporation, association, limited liability company, partnership, joint venture, joint stock company or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more Subsidiaries of the Person, or a combination thereof.

"TANGIBLE NET WORTH" means Borrower's net worth minus the following: goodwill, amounts due from officers, amounts due from Affiliates (including, without limitation, Filtran and the Costa Rica Facilities) of the Borrower, and investments in Affiliates (including, without limitation, Filtran and the Costa Rica Facilities) of the Borrower.

"UCC" means the Uniform Commercial Code, as adopted and enacted and as in effect from time to time in the State whose law governs pursuant to the Section of this Agreement entitled "Governing Law and Jurisdiction." Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC. To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.

"WHOLLY-OWNED SUBSIDIARY" of a Person means any Subsidiary in which 100% of the capital stock or equity interests (in the case of a Subsidiary that is not a corporation) of each class having ordinary voting power, and 100% of the capital stock or equity interests (in the case of a Subsidiary that is not a corporation) of every other class, in each case, at the time as of which any determination is made, is owned, beneficially and of record, by such Person, or by one or more Wholly-Owned Subsidiaries of such Person, or a combination thereof.